U.S. Securities and Exchange Commission

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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INTELLINETICS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Intellinetics, Inc.

2190 Dividend Dr.

Columbus, Ohio 43228

SUPPLEMENT TO THE PROXY STATEMENT

for the

2018 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 12, 2018

The purpose of this supplement to the proxy statement of Intellinetics, Inc., filed with the Securities and Exchange Commission on April 27, 2018, relating to our 2018 Annual Meeting of Stockholders to be held on Tuesday, June 12, 2018, is to notify stockholders of the following:

1)	The proposal to adopt and approve an amendment to our Articles of Incorporation to increase the number of shares of our common stock authorized for issuance by 25,000,000 to a total of 75,000,000 (Proposal 3, the “Charter Amendment”) will be treated as a routine proposal. We had indicated that we expected this proposal to be treated as a non-routine proposal on page 4 of our proxy statement under the heading “How are broker non-votes and abstentions treated?”

Accordingly, the second paragraph under the heading “How are broker non-votes and abstentions treated?” on page 4 of our proxy statement is hereby amended and restated to read as follows:

“We expect that Proposals 1 and 2 - the election of directors and the amendments to our 2015 Plan, - will be treated as non-routine proposals. If you hold your shares in street name and do not instruct your brokerage firm or other nominee how to vote your shares with respect to either of those proposals, then your brokerage firm or other nominee will not be permitted to vote your shares on those proposals and your shares will be counted as broker non-votes on those proposals. Proposals 3 and 4 – the amendment to our Articles of Incorporation and the ratification of the appointment of our independent auditors – will be treated as routine proposals, so if you hold your shares in street name and do not instruct your brokerage firm or other nominee how to vote your shares with respect to these proposals, then your brokerage firm or other nominee will be permitted to vote your shares on these proposals.”

2)	The order of proposals on the proxy card appears differently than the order of the proposals as set forth in our proxy statement. We will not be revising the proxy card. Specifically, “Proposal 2” as listed and described throughout our proxy statement, to adopt and approve amendments to our 2015 Intellinetics, Inc. Equity Incentive Plan, including an increase in the total number of shares of our common stock authorized for issuance under the plan by 1,500,000 shares to a total of 3,500,000 shares (the “Plan Amendments”), appears as item number 3 on the proxy card thereto. Similarly, “Proposal 3” as listed and described throughout our proxy statement, to adopt and approve an amendment to our Articles of Incorporation to increase the number of shares of common stock authorized for issuance by 25,000,000 shares to a total of 75,000,000 shares (the “Charter Amendment”), appears as item number 2 on the proxy card thereto.

3)	There is an inadvertent typographical error on the Notice of 2018 Annual Meeting of Stockholders (the “Notice”) in the additional number of shares of common stock that would be authorized by the Charter Amendment. The number of additional shares of common stock that would be authorized by the Charter Amendment is 25,000,000, which number appears correctly in the proxy statement (on pages 1 and 26) and on the proxy card. The total number of shares that would be authorized for issuance appears correctly in the Notice, in our proxy statement, and in the proxy card, as 75,000,000 shares.

Accordingly, the third bullet point on the Notice is hereby amended and restated to read as follows:

“3. To adopt and approve an amendment to our Articles of Incorporation to increase the number of shares of common stock authorized for issuance by 25,000,000 shares to a total of 75,000,000 shares (the “Charter Amendment”);”.

The date of this supplement to the proxy statement is May 10, 2018.